Exhibit 99.1

TITAN IN DISCUSSIONS WITH BRAEBURN REGARDING U.S.
PROBUPHINE® COMMERCIALIZATION

SOUTH SAN FRANCISCO, CA – January 22, 2018 – Titan Pharmaceuticals, Inc. (NASDAQ:TTNP), a company developing proprietary therapeutics for the treatment of select chronic diseases utilizing its ProNeura™ long-term, continuous drug delivery technology, today confirmed that it and Braeburn Pharmaceuticals, Inc. are in discussions regarding their partnership for the development and commercialization of Probuphine, the first 6-month maintenance treatment of opioid dependence.

Braeburn’s receipt of a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) regarding the New Drug Application for its injectable buprenorphine product is likely to negatively impact Braeburn’s Probuphine marketing activities as it focuses on addressing the CRL. Titan has been in preliminary discussions with Braeburn for the return of U.S. commercialization rights to Probuphine and believes it is now appropriate to seek a new partner that can better focus on a successful commercialization strategy for Probuphine. Titan has retained Canaccord Genuity to assist in this effort as part of an evaluation of strategic and financial alternatives.

"While we are appreciative of Braeburn’s support in the development and initial U.S. commercial launch of Probuphine, the fact remains we have been disappointed with the product’s uptake to date,” said Titan President and CEO Sunil Bhonsle.

"We continue to believe that Probuphine has an important role to play in combatting the national epidemic of opioid addiction,” said Executive Chairman Marc Rubin, M.D. “To that end, our goal is to make certain that Probuphine is positioned for commercial success, and we will explore all available opportunities to achieve that. We look forward to working with Canaccord Genuity to assist us in this endeavor.”

There can be no assurance that this process will result in the completion of any transaction, including, but not limited to, a new licensing agreement for Probuphine with a different partner. Titan has not set a timetable for completion of the process, and it does not intend to comment further unless a specific transaction or agreement is approved by its Board of Directors.

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (NASDAQ: TTNP), based in South San Francisco, CA, is developing proprietary therapeutics primarily for the treatment of serious medical disorders. The company's lead product is Probuphine®, a novel and long-acting formulation of buprenorphine for the long-term maintenance treatment of opioid dependence. Probuphine employs Titan's proprietary drug delivery system ProNeura™, which is capable of delivering sustained, consistent levels of medication for three months or longer. Titan has granted commercial rights in the U.S. and Canada for Probuphine to Braeburn Pharmaceuticals. Approved by the U.S. Food and Drug Administration in May 2016, Probuphine is the first and only commercialized treatment of opioid dependence to provide continuous, around-the-clock blood levels of buprenorphine for six months following a single procedure. The ProNeura technology has the potential to be used in developing products for treating other chronic conditions such as Parkinson's disease and hypothyroidism, where maintaining consistent, around-the-clock blood levels of medication may benefit the patient and improve medical outcomes. For more information about Titan, please visit www.titanpharm.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management's current expectations include those risks and uncertainties relating to the commercialization of Probuphine, the regulatory approval process, the development, testing, production and marketing of our drug candidates, patent and intellectual property matters and strategic agreements and relationships.  We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

###

CONTACTS:

Sunil Bhonsle

President & CEO

(650) 244-4990

Stephen Kilmer

Investor Relations

(650) 989-2215

skilmer@titanpharm.com